Exhibit 99.1

Heritage Commerce Corp Earns $7.2 Million in Fourth Quarter 2016, Up 63% from Fourth Quarter 2015; Achieves Record Net Income of $27.4 Million for Full Year 2016

San Jose, CA — January 26, 2017 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income increased 63% to $7.2 million, or $0.19 per average diluted common share for the fourth quarter of 2016, compared to $4.4 million, or $0.12 per average diluted common share for the fourth quarter of 2015, and increased 7% from $6.8 million, or $0.18 per average diluted common share for the third quarter of 2016.

For the year ended December 31, 2016, net income was $27.4 million, an increase of 66% from $16.5 million for the year ended December 31, 2015. Diluted earnings per share for the year ended December 31, 2016 increased to $0.72, compared to $0.48 for the year ended December 31, 2015.  All results are unaudited and the 2015 balances include the costs from the acquisition of Focus Business Bank (“Focus”) which was completed on August 20, 2015 (the “acquisition date”).

“We delivered another solid performance in 2016 with earnings growing by 66% to a record $27.4 million.  Our fourth quarter 2016 results were also strong with net income up 63% to $7.2 million, compared to the fourth quarter of 2015.  Robust deposit growth and continuing solid credit quality were highlights of our 2016 financial results,” said Walter Kaczmarek, President and Chief Executive Officer.  “Nonperforming assets were down 51% year-over-year and down 31% on a linked quarter basis, reflecting the strong economy in the San Francisco Bay Area.”

“We continue to generate positive operating leverage, and are well positioned to capitalize on market opportunities as they arise,” added Mr. Kaczmarek.  “As we head into 2017, we remain focused on building long-term customer relationships, offering a diverse array of banking products and services, and creating value for our communities, customers, and shareholders.”

2016 Highlights (as of, or for the periods ended December 31, 2016, compared to December 31, 2015, and September 30, 2016, except as noted):

•                  Diluted earnings per share totaled $0.19 for the fourth quarter of 2016, compared to $0.12 for the fourth quarter of 2015, and $0.18 for the third quarter of 2016.  For the year ended December 31, 2016, diluted earnings per share increased 50% to $0.72, compared to $0.48 per diluted share for the year ended December 31, 2015.

•                  For the fourth quarter of 2016, the return on average tangible assets (“ROATA”) was 1.14%, and the return on average tangible equity (“ROATE”) was 13.81%, compared to 0.75% and 9.09%, respectively, for the fourth quarter of 2015, and 1.13% and 13.06%, respectively, for the third quarter of 2016.   For the year ended December 31, 2016, the ROATA was 1.15%, and the ROATE was 13.55%, compared to 0.88% and 9.41%, respectively, for the year ended December 31, 2015.

•                  The 2016 results of operations included a pre-tax gain from company-owned life insurance totaling $100,000 for the fourth quarter of 2016, and $1.1 million for the year ended December 31, 2016.

•                  The 2015 results of operations included pre-tax acquisition, severance and retention costs related to the Focus transaction totaling $3.0 million for the fourth quarter of 2015, and $6.4 million for the year ended December 31, 2015.

•                  Net interest income increased 4% to $23.1 million for the fourth quarter of 2016, compared to $22.1 million for the fourth quarter of 2015, and increased slightly from $23.0 million for the third quarter of 2016.  For the year ended December 31, 2016, net interest income increased 20% to $91.2 million, compared to $76.3 million for the year ended December 31, 2015.

•      On a fully tax equivalent (“FTE”) basis, the net interest margin (“NIM”) contracted in both the fourth quarter of 2016 and the year ended December 31, 2016 from the comparable periods in 2015 primarily due to lower yields on loans and securities.

•                  The NIM contracted 22 basis points to 3.91% for the fourth quarter of 2016 from 4.13% for the fourth quarter of 2015, due to lower yields on loans and securities, and also due to a decrease in the accretion of the loan purchase discount income from the Focus transaction.

•                  The NIM contracted 19 basis points for the fourth quarter of 2016, from 4.10% for the third quarter of 2016, primarily due to higher average balances of lower yielding funds at the Federal Reserve Bank, and a lower yield on loans, partially offset by an increase in the accretion of the loan purchase discount income from the Focus transaction.

•                  For the year ended December 31, 2016, the NIM contracted 29 basis points to 4.12%, compared to 4.41% for the year ended December 31, 2015, due to lower yields on loans and securities, partially offset by an increase in the accretion of the loan purchase discount income from the Focus transaction.

•                  The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million at the acquisition date, of which $2.9 million has been accreted to loan interest income from the acquisition date through December 31, 2016.

•                  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $456,000 for the fourth quarter of 2016, compared to $1.1 million for the fourth quarter of 2015, and $299,000 for the third quarter of 2016.

•                  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.5 million for the year ended December 31, 2016, compared to $1.4 million for the year ended December 31, 2015.

•                  Loans (excluding loans held-for-sale) increased $143.9 million, or 11%, to $1.50 billion at December 31, 2016, compared to $1.36 billion at December 31, 2015, which included an increase of $60.0 million, or 4% in the Company’s legacy portfolio, $52.9 million of purchased residential mortgage loans, and $31.0 million of purchased commercial real estate (“CRE”) loans.

•                  Loans increased $52.4 million, or 4%, to $1.50 billion at December 31, 2016, compared to $1.45 billion at September 30, 2016, which included an increase of $17.8 million, or 1% in the Company’s legacy portfolio, an increase of $3.6 million of purchased residential mortgage loans, and $31.0 million of purchased CRE loans.

•                  The allowance for loan losses (“ALLL”) was 1.27% of total loans at December 31, 2016, compared to 1.39% at December 31, 2015, and 1.38% at September 30, 2016.  The ALLL to total nonperforming loans was 624.03% at December 31, 2016, compared to 296.74% at December 31, 2015, and 445.55% at September 30, 2016.

•                  Nonperforming assets (“NPAs”) declined to $3.3 million, or 0.13% of total assets, at December 31, 2016, compared to $6.7 million, or 0.29% of total assets, at December 31, 2015, and $4.8 million, or 0.19% of total assets, at September 30, 2016.

•                  Classified assets declined to $13.6 million, or 0.53% of total assets, at December 31, 2016, compared to $20.5 million, or 0.87% of total assets, at December 31, 2015, and $18.7 million, or 0.74% of total assets, at September 30, 2016.

•                  Net charge-offs totaled $1.2 million for the fourth quarter of 2016, compared to $182,000 for the fourth quarter of 2015, and $134,000 for the third quarter of 2016.  Net charge-offs during the fourth quarter of 2016 included one $1.3 million commercial and industrial (“C&I”) loan relationship that was fully reserved prior to the fourth quarter of 2016.

•                  There was a $240,000 provision for loan losses for the fourth quarter of 2016, compared to $371,000 for the fourth quarter of 2015, and $245,000 for the third quarter of 2016.  There was a $1.2 million provision for loan losses for the year ended December 31, 2016, compared to $32,000 for the year ended December 31, 2015.

•                  Total deposits increased $199.4 million, or 10%, to $2.26 billion at December 31, 2016, compared to $2.06 billion at December 31, 2015, and increased $43.5 million, or 2%, from $2.22 billion at September 30, 2016.

•                  Deposits, excluding all time deposits and CDARS deposits, increased $216.7 million, or 12%, to $2.03 billion at December 31, 2016, from $1.81 billion at December 31, 2015, and increased $50.4 million, or 3%, from $1.98 billion at September 30, 2016.

•                  The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at December 31, 2016.

			Well-capitalized	Fully Phased-in
			Financial	Basel III
			Institution	Minimal
	Heritage	Heritage	Basel III	Requirement(1)
	Commerce	Bank of	Regulatory	Effective
CAPITAL RATIOS	Corp	Commerce	Guidelines	January 1, 2019
Total Risk-Based	12.5%	12.3%	10.0%	10.5%
Tier 1 Risk-Based	11.5%	11.3%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	11.5%	11.3%	6.5%	7.0%
Leverage	8.5%	8.4%	5.0%	4.0%

(1)Requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

Operating Results

Net interest income increased 4% to $23.1 million for the fourth quarter of 2016, compared to $22.1 million for the fourth quarter of 2015, and increased slightly from $23.0 million for the third quarter of 2016.   Net interest income increased 20% to $91.2 million for the year ended December 31, 2016, compared to $76.3 million for the year ended December 31, 2015.  Net interest income increased for the year ended December 31, 2016, compared to the year ended December 31, 2015, primarily due to the full year impact of the Focus loan portfolio, organic growth in the loan portfolio, the purchase of residential mortgage loan and CRE loan portfolios, and an increase in the average balance of investment securities.

For the fourth quarter of 2016, the net interest margin (FTE) contracted 22 basis points to 3.91% from 4.13% for the fourth quarter of 2015, primarily due to lower yields on loans and securities, and a decrease in the accretion of the loan purchase discount income from the Focus transaction.   The net interest margin contracted 19 basis points for the fourth quarter of 2016, from 4.10% for the third quarter of 2016, primarily due to higher average balances of lower yielding funds at the Federal Reserve Bank, and a lower yield on loans, partially offset by an increase in the accretion of the loan purchase discount income from the Focus transaction.  For the year ended December 31, 2016, the net interest margin contracted 29 basis points to 4.12%, compared to 4.41% for the year ended December 31, 2015, primarily due to lower yields on loans and securities, partially offset by an increase in the accretion of the loan purchase discount income from the Focus transaction.

The provision for loan losses for the fourth quarter of 2016 was $240,000, compared to $371,000 for the fourth quarter of 2015, and $245,000 for the third quarter of 2016. The provision for loan losses for the year ended December 31, 2016 was $1.2 million, compared to $32,000 for the year ended December 31, 2015.

Noninterest income increased to $3.0 million for the fourth quarter of 2016, compared to $2.8 million for the fourth quarter of 2015, and $2.3 million for the third quarter of 2016.  For the fourth quarter of 2016, noninterest income included a gain on sales of securities of $572,000, compared to $642,000 for the fourth quarter of 2015, and no gain on sale of securities for the third quarter of 2016.  The fourth quarter of 2016 also included a $100,000 gain on proceeds from company-owned life insurance.  For the year ended December 31, 2016, noninterest income was $11.6 million, compared to $9.0 million for the year ended December 31, 2015.  The increase in noninterest income for the year ended December 31, 2016, compared to the year ended December 31, 2015, was primarily due to a $1.1 million gain on proceeds from company-owned life insurance, a $457,000 increase in the gain on sales of securities, a $313,000 increase in service charges and fees on deposit accounts, and a $255,000 increase in servicing income.

The Company maintains life insurance policies for some directors and officers that are subject to split-dollar life insurance agreements, which continue after the participant’s employment termination or retirement.  During the second quarter of 2016, the Company received death benefit proceeds of $3.1 million from the life insurance policy on a former officer of a bank acquired by the Company.  The cash surrender value of the policy was $2.1 million, which resulted in a gain on proceeds from company-owned life insurance of $1.0 million.  During the fourth quarter of 2016, the Company received death benefit proceeds of $572,000 from the life insurance policy on a former director.  The cash surrender value of the policy was $472,000, which resulted in a gain on proceeds from company-owned life insurance of $100,000.

Total noninterest expense for the fourth quarter of 2016 declined to $14.3 million, compared to $17.4 million for the fourth quarter of 2015, and remained the same as the third quarter of 2016.  The decrease in noninterest expense in the fourth quarter of 2016, compared to the fourth quarter of 2015, was primarily due to pre-tax acquisition, severance and retention costs incurred by the Company related to the Focus transaction totaling $3.0 million for the fourth quarter of 2015.  Noninterest expense for the year ended December 31, 2016 decreased to $57.6 million, compared to $58.7 million for the year ended December 31, 2015, primarily due to $6.4 million of pre-tax acquisition, severance and retention costs incurred by the Company for the year ended December 31, 2015.  Noninterest expense for the year ended December 31, 2016 reflect former Focus employees retained by the Company, an increase in amortization of the core deposit intangible assets as a result of the Focus acquisition, annual salary increases, newly hired employees and higher professional fees.  Professional fees were significantly lower for the year ended December 31, 2015 due to recoveries of legal fees on problem loans that were paid off in 2015.  Full time equivalent employees were 263 at December 31, 2016, 260 at December 31, 2015, and 264 at September 30, 2016.

The efficiency ratio for the fourth quarter of 2016 improved to 54.57%, compared to 69.54% for the fourth quarter of 2015, and 56.37% for the third quarter of 2016.  The efficiency ratio for the year ended December 31, 2016 was 56.04%, compared to 68.78% for the year ended December 31, 2015.  The higher efficiency ratio in the fourth quarter of 2015 and year ended December 31, 2015 was primarily due to one-time Focus acquisition, severance and retention costs.

Income tax expense for the fourth quarter of 2016 was $4.4 million, compared to $2.8 million for the fourth quarter of 2015, and $4.1 million for the third quarter of 2016. The effective tax rate for the fourth quarter of 2016 was 38.0%, compared to 38.9% for the fourth quarter of 2015, and 37.5% for the third quarter of 2016.  Income tax expense for the year ended December 31, 2016 was $16.6 million, compared to $10.1 million for the year ended December 31, 2015. The effective tax rate for the year ended December 31, 2016 was 37.7%, compared to 38.0% for the year ended December 31, 2015.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets increased to $2.57 billion at December 31, 2016, compared to $2.36 billion at December 31, 2015, and $2.53 billion at September 30, 2016.

The investment securities available-for-sale portfolio totaled $306.6 million at December 31, 2016, compared to $385.1 million at December 31, 2015, and $370.0 million at September 30, 2016.  At December 31, 2016, the Company’s securities available-for-sale portfolio was comprised of $291.0 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), and $15.6 million of single entity issue trust preferred securities. The pre-tax unrealized loss on securities available-for-sale at December 31, 2016 was ($2.0) million, compared to a pre-tax unrealized gain on securities available-for-sale of $501,000 at December 31, 2015, and a pre-tax unrealized gain on securities available-for-sale of $8.0 million at September 30, 2016.  All else being equal, when market interest rates are rising, the Company will experience a higher unrealized loss (or lower unrealized gain) on the securities available-for-sale portfolio.  The Company received gross proceeds of $33.2 million on securities available-for-sale it sold during the fourth quarter of 2016 with a book value totaling $32.6 million, resulting in a gain on sale of securities of $572,000.

At December 31, 2016, investment securities held-to-maturity totaled $324.0 million, compared to $109.3 million at December 31, 2015, and $202.4 million at September 30, 2016.  At December 31, 2016, the Company’s securities held-to-maturity portfolio, at amortized cost, was comprised of $90.6 million tax-exempt municipal bonds, and $233.4 million agency mortgage-backed securities.   During the fourth quarter of 2016, the Company purchased $129.5 million of investment securities agency mortgage-backed securities held-to-maturity, with a weighted average book yield of 2.01%.

Loans (excluding loans held-for-sale) increased $143.9 million, or 11%, to $1.50 billion at December 31, 2016, compared to $1.36 billion at December 31, 2015, which included an increase of $60.0 million, or 4% in the Company’s legacy portfolio, $52.9 million of purchased residential mortgage loans, and $31.0 million of purchased CRE loans.  Loans increased $52.4 million, or 4%, at December 31, 2016, compared to $1.45 billion at September 30, 2016, which included an increase of $17.8 million, or 1% in the Company’s legacy portfolio, an increase of $3.6 million of purchased residential mortgage loans, and $31.0 million of purchased CRE loans.

The loan portfolio remains well-diversified with C&I loans accounting for 40% of the loan portfolio at December 31, 2016, which included $49.6 million of factored receivables at Bay View Funding. CRE loans accounted for 44% of the total loan portfolio, of which 43% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, land and construction loans accounted for 5% of total loans, and residential mortgage loans accounted for the remaining 4% of total loans at December 31, 2016.

The commercial loan portfolio increased $47.8 million to $604.3 million at December 31, 2016, compared to $556.5 million at December 31, 2015, which was primarily the result of an increase of $26.3 million in the asset-based lending portfolio, an increase of $11.9 million in the C&I portfolio, and an increase of $9.6 million in the factored receivables portfolio. C&I line usage was 42% at December 31, 2016, compared to 39% at December 31, 2015, and 41% at September 30, 2016.

The CRE loan portfolio increased $36.5 million to $662.2 million at December 31, 2016, compared to $625.7 million at December 31, 2015, and increased $50.2 million from September 30, 2016.  During the fourth quarter of 2016, the Company purchased $31.1 million of CRE loans on properties located primarily in the San Francisco Bay Area, with an average loan principal amount of approximately $1.8 million, and weighted average yield of 3.88%, net of premium amortization and servicing fees to the servicer.  At December 31, 2016, the purchased CRE loans outstanding totaled $31.0 million.

Land and construction loans decreased $3.4 million to $81.0 million at December 31, 2016, compared to $84.4 million at December 31, 2015, and decreased $7.4 million from $88.4 million at September 30, 2016, primarily due to the payoff of construction loans during the fourth quarter of 2016.

During the year ended December 31, 2016, the Company purchased jumbo single family residential mortgage loans totaling $57.5 million, all of which are domiciled in California, with an average loan principal amount of approximately $834,000, and weighted average yield of 3.00%, net of premium amortization and servicing fees to the servicer. Residential mortgage loans outstanding at December 31, 2016 totaled $52.9 million, compared to $49.3 million at September 30, 2016.

The yield on the loan portfolio was 5.46% for the fourth quarter of 2016, compared to 5.92% for the fourth quarter of 2015, and 5.60% for the third quarter of 2016. The decrease in the yield on the loan portfolio for the fourth quarter of 2016, compared to the fourth quarter of 2015, reflects the impact of the lower yielding purchased residential mortgage loan and purchased CRE loan portfolios, a lower yield on the Bay View Funding factored receivables portfolio, and a decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction. The decrease in the yield on the loan portfolio for the fourth quarter of 2016, compared to the third quarter of 2016, reflects the impact of the lower yielding purchased residential mortgage loan and purchased CRE loan portfolios, and the payoff of construction loans, partially offset by an increase in the accretion of the loan purchase discount into loan interest income from the Focus transaction. The yield on the loan portfolio decreased to 5.57% for the year ended December 31, 2016, compared to 5.75% for the year ended December 31, 2015, primarily due to a lower yield on the Bay View Funding factored receivables portfolio, and the impact of the lower yielding purchased residential mortgage loan and purchased CRE loan portfolios.

The accretion of the loan purchase discount in loan interest income from the Focus transaction was $456,000 for the fourth quarter of 2016, compared to $1.1 million for the fourth quarter of 2015, and $299,000 for the third quarter of 2016.  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.5 million for the year ended December 31, 2016, compared to $1.4 million for the year ended December 31, 2015.   The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million at the acquisition date, of which $2.9 million has been accreted to loan interest income from the acquisition date through December 31, 2016.

At December 31, 2016, NPAs declined to $3.3 million, or 0.13% of total assets, compared to $6.7 million, or 0.29% of total assets, at December 31, 2015, and $4.8 million, or 0.19% of total assets, at September 30, 2016.  At December 31, 2016, the NPAs included no loans guaranteed by the SBA.  Foreclosed assets were $229,000 at December 31, 2016, compared to $364,000 at December 31, 2015, and $292,000 at September 30, 2016.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	December 31, 2016		September 30, 2016		December 31, 2015
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial and industrial loans	$2,097	64%	$3,570	75%	$301	5%
Commercial real estate loans	419	13%	440	9%	2,992	44%
Home equity and consumer loans	270	8%	278	6%	781	12%
Foreclosed assets	229	7%	292	6%	364	5%
Land and construction loans	199	6%	201	4%	219	3%
SBA loans	74	2%	7	0%	423	6%
Restructured and loans over 90 days past due and still accruing	—	0%	—	0%	1,662	25%
Total nonperforming assets	$3,288	100%	$4,788	100%	$6,742	100%

Classified assets declined to $13.6 million at December 31, 2016, compared to $20.5 million at December 31, 2015, and $18.7 million at September 30, 2016.  Classified assets include Small Business Administration (“SBA”) guarantees of $322,000 at December 31, 2016, $0 at December 31, 2015, and $10,000 at September 30, 2016.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended			For the Year Ended
ALLOWANCE FOR LOAN LOSSES	December 31,	September 30,	December 31,	December 31,	December 31,
(in $000’s, unaudited)	2016	2016	2015	2016	2015
Balance at beginning of period	$20,032	$19,921	$18,737	$18,926	$18,379
Provision for loan losses during the period	240	245	371	1,237	32
Net (charge-offs) recoveries during the period	(1,183)	(134)	(182)	(1,074)	515
Balance at end of period	$19,089	$20,032	$18,926	$19,089	$18,926

Total loans	$1,502,607	$1,450,176	$1,358,716	$1,502,607	$1,358,716
Total nonperforming loans	$3,059	$4,496	$6,378	$3,059	$6,378

Allowance for loan losses to total loans	1.27%	1.38%	1.39%	1.27%	1.39%
Allowance for loan losses to total nonperforming loans	624.03%	445.55%	296.74%	624.03%	296.74%

The ALLL at December 31, 2016 was 1.27% of total loans, compared to 1.39% at December 31, 2015, and 1.38% at September 30, 2016.  The ALLL to total nonperforming loans was 624.03% at December 31, 2016, compared to 296.74% at December 31, 2015, and 445.55% at September 30, 2016.

Total deposits increased $199.4 million, or 10%, to $2.26 billion at December 31, 2016, compared to $2.06 billion at December 31, 2015, and increased $43.5 million, or 2%, compared to $2.22 billion at September 30, 2016.  Deposits excluding all time deposits and CDARS deposits increased $216.7 million, or 12%, to $2.03 billion at December 31, 2016, from $1.81 billion at December 31, 2015, and increased $50.4 million, or 3%, from $1.98 billion at September 30, 2016.

The total cost of deposits increased one basis point to 0.15% for the fourth quarter of 2016, from 0.14% for the fourth quarter of 2015, and remained the same as the third quarter of 2016.  The total cost of deposits was at 0.15% for the year ended December 31, 2016 and for the year ended December 31, 2015.

Tangible equity was $207.2 million at December 31, 2016, compared to $191.3 million at December 31, 2015, and $208.3 million at September 30, 2016.  Tangible book value per common share was $5.46 at December 31, 2016, compared to $5.35 at December 31, 2015, and $5.49 at September 30, 2016.  There was no Series C Preferred Stock outstanding at December 31, 2016 and September 30, 2016, compared to 21,004 shares of Series C Preferred Stock outstanding at December 31, 2015.  Pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted into common stock, was $5.07 at December 31, 2015.

On September 12, 2016, the Company entered into Exchange Agreements with Castle Creek Capital Partners IV, LP, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively “Preferred Stockholders”) providing for the exchange of 21,004 shares of the Series C Preferred Stock, for 5,601,000 shares of the Company’s common stock. The exchange ratio was equal to the equivalent number of shares the Preferred Stockholders would have received upon conversion of the Series C Preferred Stock.  During the fourth quarter of 2016, Castle Creek Capital Partners IV, LP, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. sold all of their shares of common stock.

Accumulated other comprehensive loss was ($7.9) million at December 31, 2016, compared to ($6.2) million at December 31, 2015, and ($2.0) million at September 30, 2016. The unrealized gain (loss) on securities available-for-sale, net of taxes, included in accumulated other comprehensive loss was an unrealized loss of ($1.2) million December 31, 2016, compared to an unrealized gain of $296,000 at December 31, 2015, and an unrealized gain of $4.7 million at September 30, 2016.  The components of accumulated other comprehensive loss, net of taxes, at December 31, 2016 include the following: an unrealized loss on available-for-sale securities of ($1.2) million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $335,000; a split dollar insurance contracts liability of ($3.4) million; a supplemental executive retirement plan liability of ($4.2) million; and an unrealized gain on interest-only strip from SBA loans of $620,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, San Jose, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

These forward looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results.  Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission, Item 1A of the Company’s Annual Report on Form 10-K, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (4) volatility in credit and equity markets and its effect on the global economy; (5) changes in the competitive environment among financial or bank holding companies and other financial service providers; (6) changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits; (7) our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) risks associated with concentrations in real estate related loans; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) other than temporary impairment charges to our securities portfolio; (12) changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) our ability to raise capital or incur debt on reasonable terms; (14) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (15) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (16) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (17) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (18) inability of our framework to manage risks associated with our business, including operational risk and credit risk, to mitigate all risk or loss to us; (19) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (20) effect and uncertain impact on the Company of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (21) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (22) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (23) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (24) availability of and competition for acquisition opportunities; (25) risks associated with merger and acquisition integration; and (26) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED INCOME STATEMENTS	December 31,	September 30,	December 31,	September 30,	December 31,	December 31,	December 31,	Percent
(in $000’s, unaudited)	2016	2016	2015	2016	2015	2016	2015	Change
Interest income	$23,991	$23,874	$22,896	0%	5%	$94,431	$78,743	20%
Interest expense	867	826	758	5%	14%	3,211	2,422	33%
Net interest income before provision for loan losses	23,124	23,048	22,138	0%	4%	91,220	76,321	20%
Provision (credit) for loan losses	240	245	371	-2%	-35%	1,237	32	3766%
Net interest income after provision for loan losses	22,884	22,803	21,767	0%	5%	89,983	76,289	18%
Noninterest income:
Service charges and fees on deposit accounts	768	798	717	-4%	7%	3,116	2,803	11%
Gain on sales of securities	572	—	642	N/A	-11%	1,099	642	71%
Increase in cash surrender value of life insurance	430	428	472	0%	-9%	1,747	1,697	3%
Servicing income	292	364	324	-20%	-10%	1,398	1,143	22%
Gain on sales of SBA loans	143	69	183	107%	-22%	796	843	-6%
Gain on proceeds from company owned life insurance	100	—	—	N/A	N/A	1,119	—	N/A
Other	734	653	491	12%	49%	2,350	1,857	27%
Total noninterest income	3,039	2,312	2,829	31%	7%	11,625	8,985	29%

Noninterest expense:
Salaries and employee benefits	8,608	8,363	9,034	3%	-5%	34,660	35,146	-1%
Occupancy and equipment	1,101	1,120	1,174	-2%	-6%	4,378	4,336	1%
Professional fees	852	1,086	882	-22%	-3%	3,471	1,828	90%
Other	3,716	3,727	6,271	0%	-41%	15,130	17,363	-13%
Total noninterest expense	14,277	14,296	17,361	0%	-18%	57,639	58,673	-2%
Income before income taxes	11,646	10,819	7,235	8%	61%	43,969	26,601	65%
Income tax expense	4,431	4,054	2,812	9%	58%	16,588	10,104	64%
Net income	7,215	6,765	4,423	7%	63%	27,381	16,497	66%
Dividends on preferred stock	—	(504)	(448)	-100%	-100%	(1,512)	(1,792)	-16%
Net income available to common shareholders	7,215	6,261	3,975	15%	82%	25,869	14,705	76%
Undistributed earnings allocated to Series C preferred stock	—	(300)	(209)	-100%	-100%	(1,278)	(912)	40%
Distributed and undistributed earnings allocated to common shareholders	$7,215	$5,961	$3,766	21%	92%	$24,591	$13,793	78%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.19	$0.18	$0.12	6%	58%	$0.72	$0.48	50%
Diluted earnings per share	$0.19	$0.18	$0.12	6%	58%	$0.72	$0.48	50%
Weighted average shares outstanding - basic	37,931,317	33,397,704	32,109,440	14%	18%	33,933,806	28,567,213	19%
Weighted average shares outstanding - diluted	38,270,110	33,693,328	32,389,213	14%	18%	34,219,121	28,786,078	19%
Common shares outstanding at period-end	37,941,007	37,915,736	32,113,479	0%	18%	37,941,007	32,113,479	18%
Pro forma common shares outstanding at period-end, assuming Series C preferred stock was converted into common stock	N/A	N/A	37,714,479	N/A	N/A	N/A	37,714,479	N/A
Dividend per share	$0.09	$0.09	$0.08	0%	13%	$0.36	$0.32	13%
Book value per share	$6.85	$6.89	$7.03	-1%	-3%	$6.85	$7.03	-3%
Tangible book value per share	$5.46	$5.49	$5.35	-1%	2%	$5.46	$5.35	2%
Pro forma tangible book value per share, assuming Series C preferred stock was converted into common stock	N/A	N/A	$5.07	N/A	N/A	N/A	$5.07	N/A

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	11.01%	10.38%	7.11%	6%	55%	10.71%	8.04%	33%
Annualized return on average tangible equity	13.81%	13.06%	9.09%	6%	52%	13.55%	9.41%	44%
Annualized return on average assets	1.12%	1.11%	0.74%	1%	51%	1.13%	0.86%	31%
Annualized return on average tangible assets	1.14%	1.13%	0.75%	1%	52%	1.15%	0.88%	31%
Net interest margin	3.91%	4.10%	4.13%	-5%	-5%	4.12%	4.41%	-7%
Efficiency ratio	54.57%	56.37%	69.54%	-3%	-22%	56.04%	68.78%	-19%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,572,595	$2,431,303	$2,378,578	6%	8%	$2,425,201	$1,912,421	27%
Average tangible assets	$2,519,733	$2,378,045	$2,324,661	6%	8%	$2,371,756	$1,882,641	26%
Average earning assets	$2,381,141	$2,263,997	$2,159,447	5%	10%	$2,244,169	$1,757,892	28%
Average loans held-for-sale	$6,074	$5,992	$8,289	1%	-27%	$4,947	$3,574	38%
Average total loans	$1,455,558	$1,436,014	$1,325,872	1%	10%	$1,417,760	$1,182,522	20%
Average deposits	$2,245,336	$2,121,469	$2,042,654	6%	10%	$2,110,458	$1,643,385	28%
Average demand deposits - noninterest-bearing	$898,367	$842,565	$785,876	7%	14%	$824,763	$630,198	31%
Average interest-bearing deposits	$1,346,969	$1,278,904	$1,256,778	5%	7%	$1,285,695	$1,013,187	27%
Average interest-bearing liabilities	$1,347,032	$1,278,959	$1,259,033	5%	7%	$1,286,185	$1,013,816	27%
Average equity	$260,723	$259,395	$246,921	1%	6%	$255,587	$205,154	25%
Average tangible equity	$207,861	$206,137	$193,004	1%	8%	$202,142	$175,374	15%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000’s, unaudited)	2016	2016	2015	2016	2015
ASSETS
Cash and due from banks	$27,993	$39,838	$24,112	-30%	16%
Other investments and interest-bearing deposits in other financial institutions	238,110	304,554	319,980	-22%	-26%
Securities available-for-sale, at fair value	306,589	369,999	385,079	-17%	-20%
Securities held-to-maturity, at amortized cost	324,010	202,404	109,311	60%	196%
Loans held-for-sale - SBA, including deferred costs	5,705	6,741	7,297	-15%	-22%
Loans:
Commercial	604,331	606,281	556,522	0%	9%
Real estate:
Commercial	662,228	612,030	625,665	8%	6%
Land and construction	81,002	88,371	84,428	-8%	-4%
Home equity	82,459	76,536	76,833	8%	7%
Residential mortgages	52,887	49,255	—	7%	N/A
Consumer	20,460	18,328	16,010	12%	28%
Loans	1,503,367	1,450,801	1,359,458	4%	11%
Deferred loan fees	(760)	(625)	(742)	22%	2%
Total loans, net of deferred fees	1,502,607	1,450,176	1,358,716	4%	11%
Allowance for loan losses	(19,089)	(20,032)	(18,926)	-5%	1%
Loans, net	1,483,518	1,430,144	1,339,790	4%	11%
Company owned life insurance	59,148	59,193	60,021	0%	-1%
Premises and equipment, net	7,490	7,552	7,773	-1%	-4%
Goodwill	45,664	45,664	45,664	0%	0%
Other intangible assets	6,950	7,342	8,518	-5%	-18%
Accrued interest receivable and other assets	65,703	54,531	54,034	20%	22%
Total assets	$2,570,880	$2,527,962	$2,361,579	2%	9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$917,187	$889,075	$821,405	3%	12%
Demand, interest-bearing	541,282	536,541	496,278	1%	9%
Savings and money market	572,743	555,156	496,843	3%	15%
Time deposits-under $250	57,857	57,718	62,026	0%	-7%
Time deposits-$250 and over	163,670	169,485	160,815	-3%	2%
Time deposits - brokered	—	3,000	17,825	-100%	-100%
CDARS - money market and time deposits	9,401	7,659	7,583	23%	24%
Total deposits	2,262,140	2,218,634	2,062,775	2%	10%
Borrowings	—	—	3,000	N/A	-100%
Accrued interest payable and other liabilities	48,890	48,009	50,368	2%	-3%
Total liabilities	2,311,030	2,266,643	2,116,143	2%	9%

Shareholders’ Equity:
Series C preferred stock, net	—	—	19,519	N/A	-100%
Common stock	215,237	214,601	193,364	0%	11%
Retained earnings	52,527	48,726	38,773	8%	35%
Accumulated other comprehensive loss	(7,914)	(2,008)	(6,220)	-294%	-27%
Total shareholders’ equity	259,850	261,319	245,436	-1%	6%
Total liabilities and shareholders’ equity	$2,570,880	$2,527,962	$2,361,579	2%	9%

	End of Period:			Percent Change From:
CREDIT QUALITY DATA	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000’s, unaudited)	2016	2016	2015	2016	2015
Nonaccrual loans - held-for-investment	$3,059	$4,496	$4,716	-32%	-35%
Restructured and loans over 90 days past due and still accruing	—	—	1,662	N/A	-100%
Total nonperforming loans	3,059	4,496	6,378	-32%	-52%
Foreclosed assets	229	292	364	-22%	-37%
Total nonperforming assets	$3,288	$4,788	$6,742	-31%	-51%
Other restructured loans still accruing	$131	$137	$149	-4%	-12%
Net charge-offs during the quarter	$1,183	$134	$182	783%	550%
Provision for loan losses during the quarter	$240	$245	$371	-2%	-35%
Allowance for loan losses	$19,089	$20,032	$18,926	-5%	1%
Classified assets	$13,553	$18,693	$20,493	-27%	-34%
Allowance for loan losses to total loans	1.27%	1.38%	1.39%	-8%	-9%
Allowance for loan losses to total nonperforming loans	624.03%	445.55%	296.74%	40%	110%
Nonperforming assets to total assets	0.13%	0.19%	0.29%	-32%	-55%
Nonperforming loans to total loans	0.20%	0.31%	0.47%	-35%	-57%
Classified assets to Heritage Commerce Corp Tier 1 capital plus allowance for loan losses	6%	8%	9%	-25%	-33%
Classified assets to Heritage Bank of Commerce Tier 1 capital plus allowance for loan losses	6%	8%	9%	-25%	-33%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible equity(1)	$207,236	$208,313	$191,254	-1%	8%
Tangible common equity(2)	$207,236	$208,313	$171,735	-1%	21%
Shareholders’ equity / total assets	10.11%	10.34%	10.39%	-2%	-3%
Tangible equity / tangible assets(3)	8.23%	8.42%	8.29%	-2%	-1%
Tangible common equity / tangible assets(4)	8.23%	8.42%	7.44%	-2%	11%
Loan to deposit ratio	66.42%	65.36%	65.87%	2%	1%
Noninterest-bearing deposits / total deposits	40.55%	40.07%	39.82%	1%	2%
Total risk-based capital ratio	12.5%	12.7%	12.5%	-2%	0%
Tier 1 risk-based capital ratio	11.5%	11.6%	11.4%	-1%	1%
Common Equity Tier 1 risk-based capital ratio	11.5%	11.6%	10.4%	-1%	11%
Leverage ratio	8.5%	8.9%	8.6%	-4%	-1%

Heritage Bank of Commerce:
Total risk-based capital ratio	12.3%	12.6%	12.6%	-2%	-2%
Tier 1 risk-based capital ratio	11.3%	11.4%	11.4%	-1%	-1%
Common Equity Tier 1 risk-based capital ratio	11.3%	11.4%	11.4%	-1%	-1%
Leverage ratio	8.4%	8.7%	8.6%	-3%	-2%

(1)         Represents shareholders’ equity minus goodwill and other intangible assets

(2)         Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets

(3)         Represents shareholders’ equity minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

(4)         Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	For the Quarter Ended			For the Quarter Ended
	December 31, 2016			December 31, 2015
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,461,632	$20,049	5.46%	$1,334,161	$19,899	5.92%
Securities - taxable	503,881	2,428	1.92%	291,106	1,880	2.56%
Securities - tax exempt(2)	90,714	872	3.82%	94,463	914	3.84%
Federal funds sold, other investments, and interest-bearing deposits in other financial institutions	324,914	947	1.16%	439,717	523	0.47%
Total interest earning assets(2)	2,381,141	24,296	4.06%	2,159,447	23,216	4.27%
Cash and due from banks	36,786			43,374
Premises and equipment, net	7,581			7,689
Goodwill and other intangible assets	52,862			53,917
Other assets	94,225			114,151
Total assets	$2,572,595			$2,378,578

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$898,367			$785,876

Demand, interest-bearing	529,922	295	0.22%	471,893	236	0.20%
Savings and money market	583,495	298	0.20%	521,368	271	0.21%
Time deposits - under $100	20,722	17	0.33%	23,062	17	0.29%
Time deposits - $100 and over	203,041	253	0.50%	212,294	172	0.32%
Time deposits - brokered	1,891	3	0.63%	20,960	42	0.79%
CDARS - money market and time deposits	7,898	1	0.05%	7,201	1	0.06%
Total interest-bearing deposits	1,346,969	867	0.26%	1,256,778	739	0.23%
Total deposits	2,245,336	867	0.15%	2,042,654	739	0.14%

Short-term borrowings	63	—	0.00%	2,255	19	3.34%
Total interest-bearing liabilities	1,347,032	867	0.26%	1,259,033	758	0.24%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,245,399	867	0.15%	2,044,909	758	0.15%
Other liabilities	66,473			86,748
Total liabilities	2,311,872			2,131,657
Shareholders’ equity	260,723			246,921
Total liabilities and shareholders’ equity	$2,572,595			$2,378,578

Net interest income(2) / margin		23,429	3.91%		22,458	4.13%
Less tax equivalent adjustment(2)		(305)			(320)
Net interest income		$23,124			$22,138

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects the fully tax equivalent (“FTE”) adjustment for tax exempt income based on a 35% tax rate.

	For the Year Ended			For the Year Ended
	December 31, 2016			December 31, 2015
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,422,707	$79,284	5.57%	$1,186,096	$68,259	5.75%
Securities - taxable	501,347	10,432	2.08%	246,084	6,707	2.73%
Securities - tax exempt(2)	91,822	3,523	3.84%	86,589	3,358	3.88%
Federal funds sold, other investments, and interest-bearing deposits in other financial institutions	228,293	2,425	1.06%	239,123	1,594	0.67%
Total interest earning assets(2)	2,244,169	95,664	4.26%	1,757,892	79,918	4.55%
Cash and due from banks	33,899			34,196
Premises and equipment, net	7,624			7,463
Goodwill and other intangible assets	53,445			29,780
Other assets	86,064			83,090
Total assets	$2,425,201			$1,912,421

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$824,763			$630,198

Demand, interest-bearing	511,595	1,026	0.20%	317,219	585	0.18%
Savings and money market	526,227	1,127	0.21%	433,123	894	0.21%
Time deposits - under $100	22,079	65	0.29%	20,631	61	0.30%
Time deposits - $100 and over	209,972	913	0.43%	204,982	658	0.32%
Time deposits - brokered	7,590	62	0.82%	25,154	199	0.79%
CDARS - money market and time deposits	8,232	6	0.07%	12,078	6	0.05%
Total interest-bearing deposits	1,285,695	3,199	0.25%	1,013,187	2,403	0.24%
Total deposits	2,110,458	3,199	0.15%	1,643,385	2,403	0.15%

Short-term borrowings	490	12	2.45%	629	19	3.02%
Total interest-bearing liabilities	1,286,185	3,211	0.25%	1,013,816	2,422	0.24%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,110,948	3,211	0.15%	1,644,014	2,422	0.15%
Other liabilities	58,666			63,253
Total liabilities	2,169,614			1,707,267
Shareholders’ equity	255,587			205,154
Total liabilities and shareholders’ equity	$2,425,201			$1,912,421

Net interest income(2) / margin		92,453	4.12%		77,496	4.41%
Less tax equivalent adjustment(2)		(1,233)			(1,175)
Net interest income		$91,220			$76,321

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects the fully tax equivalent (“FTE”) adjustment for tax exempt income based on a 35% tax rate.